EXHIBIT III

Compagnie Gervais Danone SA

and

Limited Liability Company “Wimm-Bill-Dann Finance”

AGREEMENT

for the sale and purchase of securities in Open Joint Stock Company Wimm-Bill-Dann Foods

11 August 2010

CONTENTS

Clause	Page

1.	Sale And Purchase	2
2.	Price	2
3.	Conditions to Closing	3
4.	Closing	3
5.	Seller Warranties	3
6.	Wbd Warranties	4
7.	Undertakings	4
8.	No Rights of Rescission or Termination	11
9.	Payments	11
10.	Announcements	12
11.	Confidentiality	12
12.	Assignment	13
13.	Further Assurances	13
14.	Costs	13
15.	Notices	14
16.	Conflict with other Agreements	14
17.	Whole Agreement	15
18.	Waivers, Rights and Remedies	15
19.	Counterparts	16
20.	Variations	16
21.	Invalidity	16
22.	No Third Party Enforcement Rights	16
23.	No Set Off	16
24.	Governing Law and Jurisdiction	17
Schedule 1 Seller Warranties	19
Schedule 2 WBD Warranties	20
Schedule 3 Terms and Form of Announcement	21
Schedule 4 Definitions and Interpretation	25

AGREEMENT

dated 11 August 2010

PARTIES:

1.	Compagnie Gervais Danone SA, a company incorporated in France with registered number 552 067 092 R.C.S. Paris and having its address at 17 Boulevard Haussman, 75009 Paris, France (the Seller);

2.
Limited Liability Company “Wimm-Bill-Dann Finance”, a company incorporated in the Russian Federation with registered number 1077763213000 and having its address at 109028 Russia, Moscow, Solianka st. 13, bld.2 (WBD),

(WBD together with the Seller, the parties).

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 4.

It is agreed:

1. Sale And Purchase

1.1           On the terms set out in this Agreement, at Closing, the Seller shall sell or procure the sale with full title guarantee of, and WBD shall procure that the Purchaser purchases, the Securities free of any Encumbrance and with all rights attached or accruing to them at Closing (for the avoidance of doubt any distributions including any dividends or other payments declared, contracted or received in relation to the Securities prior to Closing shall be for the account of and shall be transferred to the Seller) providing that notwithstanding that the sale of the Securities is made with full title guarantee WBD acknowledges that (i) the legal title to the Securities are held by nominees and (ii) neither it nor any of its Affiliates shall have any claim under this Agreement or otherwise in excess of the amount stated in clause 18.3(b) or other remedy in respect of defects in the title of the Seller to the Securities which result from matters occurring prior to the date on which the Seller acquired such Securities (but excluding any title claims which relate to the Seller’s acquisition of such Securities).

1.2           The Seller shall not be obliged to complete the sale of any of the Securities unless the purchase of all the Securities is completed simultaneously.

2. Price

2.1           The price for the sale and purchase of the Securities (the Price) shall be US$470,000,000 (four hundred and seventy million US dollars).

2.2           The Price shall be payable in accordance with clause 7 and the Escrow Agreement.

3. Conditions to Closing

3.1           Closing shall be conditional on FAS Consent and AMC Consent having been given to the Unimilk Transaction provided that if the AMC Consent has not been given as of 31 October 2010, the AMC Consent condition to Closing shall be deemed waived.

3.2           Either or both of the Conditions may be waived by notice from the Seller to WBD.

3.3           Provided that the Conditions are satisfied (or waived in accordance with clause 3.2 or deemed waived in accordance with clause 3.1), the parties shall procure that the Proposed Transaction will be completed on the Closing Date.  In order to ensure that the Securities will be transferred on the Closing Date and that the Price will be paid on the Closing Date, each party shall (and WBD shall procure that the Purchaser shall) give the necessary instructions in due time and the Seller and WBD shall take all such further steps as may be necessary to (i) transfer the Securities to the Purchaser (or such person as will hold the Securities on its behalf and is provided for in the Escrow Agreement) and (ii) transfer the Price to the Seller respectively.

3.4           Each of the Seller and WBD shall notify the other promptly upon becoming aware that a Condition has been fulfilled.  The first date on which both Conditions are satisfied (or waived in accordance with clause 3.2 or deemed waived in accordance with clause 3.1) is referred to as the Unconditional Date.

4. Closing

4.1           The transfer of the Ordinary Shares and the ADRs to the Purchaser and the transfer of the Price to the Seller pursuant to this Agreement shall take place as provided in the Escrow Agreement but in any event within seven Business Days of the Unconditional Date (the Closing Date).

4.2           At Closing the parties shall procure (i) that the Escrow Agent shall carry out those actions set out in the Escrow Agreement and (ii) that the terms of the Escrow Agreement are complied with such that the Price is delivered to the Seller and the Securities are delivered to the Purchaser (or such person as will hold the Securities on its behalf and is provided for in the Escrow Agreement).

5. Seller Warranties

5.1           The Seller warrants to WBD in relation to the Securities to be sold to the Purchaser as at the date of this Agreement in the terms of the Seller Warranties.  The Seller Warranties shall be repeated at Closing by reference to the facts and circumstances then existing.

5.2           The Seller Warranties do not and shall not be deemed to include any warranty in relation to the necessity for any party to obtain FAS Consent or Strategic Consent in relation to the sale or purchase of the Securities by the Purchaser pursuant to this Agreement or any Transaction Document or that any person has obtained any such consent and the Seller gives no warranty, undertaking or promise in regard to such matters.

6. WBD Warranties

WBD warrants to the Seller as at the date of this Agreement in the terms of WBD Warranties.  WBD Warranties shall be repeated at Closing by reference to the facts and circumstances then existing.

7. Undertakings

Approvals

7.1           As soon as reasonably practicable following the date of this Agreement and in any case within seven (7) Business Days of the date of this Agreement:

(a)
the Seller shall deliver or ensure that there is delivered or made available to WBD to its reasonable satisfaction a copy of a resolution (certified by a duly appointed officer as true and correct) of the board of the Seller authorising the execution of and the performance by the Seller of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(b)
WBD shall deliver or ensure that there is delivered or made available to the Seller to its reasonable satisfaction a copy of a resolution (certified by a duly appointed officer as true and correct) of the board or, as applicable, supervisory board of directors of each of WBD and the Purchaser (and, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of their respective shareholders) authorising the execution of and the performance by WBD and the Purchaser of its obligations under this Agreement and each of the Transaction Documents to be executed or performed by it.

Escrow arrangements

7.2           Promptly following the execution of this Agreement, and in any event prior to 31 August 2010:

(a)
WBD shall procure that the Purchaser shall establish and maintain an account with each of the Russian Depositary and the US Depositary and shall take such other actions as the Russian Depositary and the US Depositary requires to allow the transfer of the Securities to the Purchaser in accordance with this Agreement, and WBD shall procure that the Purchaser shall notify the details of such accounts to the Seller promptly after such account is opened;

(b)	the Seller shall and WBD shall procure that the Purchaser shall enter into an escrow agreement with the Escrow Agent on the terms set out in clause 7.3 (the Escrow Agreement);

(c)	the Seller shall transfer the ADRs to the Escrow ADR Account;

(d)	the Seller shall transfer the Ordinary Shares to the Escrow Share Account;

(e)	WBD shall procure that the Price is transferred to the Escrow Cash Account.

7.3           The Escrow Agreement shall provide that:

(a)	the Escrow Agent shall:

(i)	establish and maintain an Escrow ADR Account into which it shall accept delivery of the ADRs;

(ii)	maintain such Escrow ADR Account as securities intermediary on behalf of the Seller as its customer;

(iii)	remit according to the Seller’s instruction any and all dividends or other distributions received or declared with respect to the ADRs during the period the ADRs are kept in the Escrow ADR Account;

(iv)	not exercise voting or other rights attaching to the ADRs during the period the ADRs are kept in the Escrow ADR Account, except as set forth in clause 7.4;

(v)	establish and maintain an Escrow Share Account into which it shall accept delivery of the Ordinary Shares;

(vi)	maintain such Escrow Share Account on behalf of the Seller as its customer;

(vii)
remit according to the Seller’s instruction any and all dividends or other distributions received or declared with respect to the Ordinary Shares during the period the Ordinary Shares are kept in the Escrow Share Account;

(viii)	not exercise voting or other rights attaching to the Shares during the period the Shares are kept in the Escrow Share Account, except as set forth in clause 7.4;

(b)	the Escrow Agent shall establish and maintain an Escrow Cash Account into which it shall accept payment of the Price;

(c)
upon satisfaction of the Conditions the Escrow Agent shall remit the Price to the Seller’s Bank Account by wire transfer in immediately available funds and (aa) deliver and release the ADRs to the Purchaser’s account maintained with the US Depositary and (bb) deliver the Ordinary Shares to the Purchaser’s account with the Russian Depositary;

(d)	upon the date falling 3 Business Days after the date on which this Agreement is terminated in accordance with its terms, the Escrow Agent shall automatically:

(i)	deliver and release the ADRs to the Seller’s account; and

(ii)	deliver and release the Ordinary Shares to the Seller’s account;

(iii)	remit and release the Price to the Purchaser’s Bank Account (subject to the rights provided for in clause 7.9 to 7.14).

Voting arrangements

7.4           From the date on which the Price is paid into the Escrow Cash Account until the date on which this Agreement terminates in accordance with its terms or Closing occurs (the Period), save as required by law or regulation, the Seller shall not vote or instruct the Escrow

Agent to vote the ADRs or the Ordinary Shares other than in the case of any vote by the Company’s shareholders (whether (i) at any general meeting of the Company’s shareholders; (ii) in writing; or (iii) otherwise) in relation to:

(a)
a transaction with or relating to:  (i) a company in which it is publicly known that any member of the Seller’s Group has a significant equity interest; (ii) the acquisition of (aa) any shares or other securities or rights in respect of such shares or securities in Unimilk Holdings (Cyprus) Limited or any of its subsidiaries or any company operating the business known as Unimilk; or (bb) any part of such business or rights in respect of the whole or any part of such business;

(b)	the liquidation of the Company;

(c)
any resolution which would result in any obligation on the Seller or any member of the Seller Group or any Representative of the Seller or any member of the Seller Group (or the Escrow Agent) to pay any amount or incur any liability;

(d)
any resolution which would prevent (i) the Purchaser or WBD carrying out their obligations under this Agreement or (ii) the Seller from delivering the Ordinary Shares and the ADRs as required under this Agreement (including without limitation any resolution which would result in the holder of the Ordinary Shares or the ADRs (or the shares underlying the ADRs) being required to dispose or transfer or exchange such securities or such securities ceasing to be held by such person);

(e)	the issue or distribution of securities by the Company or any member of its group (other than an issue where all shareholders in the Company have pro rata rights to subscribe for such securities);

(f)	in respect of any public tender offer made for any shares or depositary receipts of the Company.

Obligation to pay Trading Price Decrease

7.5           In the event that this Agreement is terminated in accordance with its terms (and Closing has not occurred), WBD shall pay to the Seller an amount (expressed in united states dollars) that is equal to the Trading Price Decrease if the Trading Price Decrease arises as a result of any resolution of the shareholders of the Company (the Trading Price Decrease Resolution) passed during the Period (excluding any such resolution (i) voted upon by the Seller; or (ii) which is for the appointment of members of the board of the Company as a result of the resignation of Mr Jacques Vincent).

For the avoidance of doubt and notwithstanding anything in clauses 7.6 to 7.15, WBD shall not be obligated to pay the Trading Price Decrease if Closing occurs or in relation to a Trading Price Decrease arising as a result of any resolution of shareholders voted upon by the Seller or which is for the appointment of members of the board of the Company as a result of the resignation of Mr Jacques Vincent.

Calculation of the Trading Price Decrease

7.6           The Trading Price Decrease shall be calculated as follows (for the avoidance of doubt, the amount of the Trading Price Decrease shall not be determined at the Seller’s discretion):

(a)
the weighted average price of a share in the Company as reported in US dollars for the 20 trading days preceding the announcement of the meeting of the Company’s shareholders to consider the relevant resolution shall be calculated;

(b)
the weighted average price of an ADR over shares in the Company as reported in US dollars for the 20 trading days preceding the announcement of the meeting of the Company’s shareholders to consider the relevant resolution shall be calculated and such amount shall be multiplied by 4 (or if there is any change in the number of shares in the Company which an ADR represents, the number of shares in the Company that an ADR represents);

(c)	the amounts calculated in (a) and (b) shall be aggregated and the result divided by 2 (the Pre Resolution Price);

(d)
each of (a) to (c) shall be recalculated but for the 20 trading days following and including the date of the meeting of the Company’s shareholders to consider the Trading Price Decrease Resolution (the equivalent of the amount in (c) for the period after the meeting of the Company’s shareholders to consider the relevant resolution shall be referred to as the Post Resolution Price).

7.7           If (the Pre Resolution Price minus the Post Resolution Price) divided by the Pre Resolution Price is more than 0.2 then the following calculation shall be carried out and the result of such calculation shall be the Trading Price Decrease:

(8,080,300 plus (if any New Seller Securities are acquired) the number of New Seller Securities) multiplied by X

X = (the Pre Resolution Price minus the Post Resolution Price) minus (Pre Resolution Price multiplied by 0.2)

provided that the Trading Price Decrease shall in any event not be payable in accordance with clauses 7.5 to 7.7 if the Post Resolution Price is greater than the Pre Resolution Price.

Retention of amounts in the Escrow Cash Account in respect of the Trading Price Decrease

7.8           If the Seller believes that there has been a Trading Price Decrease resulting from a Trading Price Decrease Resolution (or in relation to any resolution which is put to a meeting which is to be held less than 30 trading days prior to 31 December 2010 that there is reasonably likely to be a Trading Price Decrease resulting from a Trading Price Decrease Resolution) it shall by 31 December 2010 give notice (a Trading Price Decrease Notice) to WBD setting out:

(a)
the fact that there has been a Trading Price Decrease (or in relation to any resolution which is put to a meeting which is to be held less than 30 trading days prior to 31 December 2010 that there is reasonably likely to be a Trading Price Decrease);

(b)	the resolution which has lead to the Trading Price Decrease;

(c)
the Seller’s calculation of the Trading Price Decrease provided that in relation to any resolution which is to be put to a meeting which is to be held less than 30 trading days prior to 31 December 2010 (solely for the purpose of clause 7.10 and without prejudice to the obligation of the Seller to provide the calculation of the Trading Price Decrease based on the 20 trading days after the meeting of the Company’s shareholders to consider the relevant resolution as soon as reasonably practicable)

such calculation shall be made on the basis that the words “20 trading days following and including the date of the meeting of the Company’s shareholders to consider the relevant resolution” in clause 7.6(d) are deemed to be replaced by “such number of trading days after the announcement of the meeting of the Company’s shareholders to consider the relevant resolution and prior to 31 December 2010 in respect of which the Seller may reasonably obtain trading data in relation to the Company’s securities prior to the date of the Trading Price Decrease Notice (providing that such number of trading days shall not exceed 20 and where such number would exceed 20, the 20 trading days immediately preceding 31 December 2010 shall be taken)” (such amount being the Interim Trading Price Decrease).

7.9           If:

(a)	the Seller has served a Trading Price Decrease Notice; and

(b)
the Seller and WBD have agreed (for the purposes of giving notice to the Escrow Agent of the amount to be retained in the Escrow Cash Account to meet any liability to pay the Trading Price Decrease) the existence and amount of the Trading Price Decrease resulting from a Trading Price Decrease Resolution by 31 December 2010,

the parties shall give to the Escrow Agent such instructions as are necessary (in the case of WBD by procuring that the Purchaser gives such instructions) to retain the amount so agreed in the Escrow Cash Account until (i) the parties have agreed the amount of the Trading Price Decrease resulting from a Trading Price Decrease Resolution for the purpose of confirming the amount payable pursuant to clause 7.5; or (ii) such amount is determined pursuant to clause 24 and when such amount is so agreed or determined, and the parties shall provide the Escrow Agent with such instructions as are necessary to pay such amount to the Seller and to pay any amount in excess of such amount retained in the Escrow Cash Account pursuant to this clause 7.9 to WBD.

7.10           If:

(a)	the Seller has served a Trading Price Decrease Notice; and

(b)
the parties have not agreed on the existence and amount of the Trading Price Decrease resulting from a Trading Price Decrease Resolution by 31 December 2010 (including where the Trading Price Decrease Notice includes a calculation of the Interim Trading Price Decrease), the parties shall give to the Escrow Agent such instructions as are necessary (in the case of WBD by procuring that the Purchaser gives such instructions) to retain the amount specified in the Trading Price Decrease Notice as the Trading Price Decrease or Interim Trading Price Decrease resulting from a Trading Price Decrease Resolution to be dealt with as provided in clause 7.11 or 7.12.

7.11           If:

(a)
the Seller has served a Trading Price Decrease Notice resulting from a Trading Price Decrease Resolution in relation to any resolution which is put to a meeting which is to be held less than 30 trading days prior to 31 December 2010; and

(b)	the Seller and WBD have agreed on the existence and amount of the Trading Price Decrease resulting from a Trading Price Decrease Resolution by the date falling 10

Business Days after the date on which the calculation of the Trading Price Decrease has been notified to WBD,

the parties shall give to the Escrow Agent such instructions as are necessary (in the case of WBD by procuring that the Purchaser gives such instructions) to pay such amount to the Seller and to pay any amount in excess of such amount retained in the Escrow Cash Account pursuant to clause 7.10 to WBD.

7.12           If:

(a)	the Seller has served a Trading Price Decrease Notice; and

(b)	the parties have not agreed on the existence and amount of the Trading Price Decrease resulting from a Trading Price Decrease Resolution:

(i)	by 31 December 2010 if the notified Trading Price Decrease relates to a resolution which is put to a meeting which is to be held 30 trading days or more prior to 31 December 2010; or

(ii)
by the date falling 10 Business Days after the date on which the calculation of the Trading Price Decrease has been notified to WBD if the notified Trading Price Decrease relates to a resolution which is put to a meeting which is to be held less than 30 trading days prior to 31 December 2010, then such matter shall be referred to an expert as set out in clause 7.13.

7.13           Either party may refer the question of whether there has been a Trading Price Decrease resulting from a Trading Price Decrease Resolution and the amount of such Trading Price Decrease for determination by J.P. Morgan Chase Bank, N.A. or, if that person is unable or unwilling to act, by such other independent firm of chartered accountants of international standing as the parties shall agree or, failing agreement, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the Firm) on the basis that the Firm shall be requested to make its decision within 30 days of the acknowledgement by the Firm of its appointment.  The following provisions shall apply once the Firm has been appointed:

(a)
parties shall each prepare a written statement within 5 days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(b)	neither party shall be entitled to make further statements or submissions except insofar as the Firm so requests;

(c)
the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall be final and binding on the parties for the purposes of determining if funds should be retained in the Escrow Cash Account but not for the purposes of determining if there has been a Trading Price Decrease resulting from a Trading Price Decrease Resolution or the amount of any such Trading Price Decrease and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it for such purpose;

(d)	each party shall each be responsible for its own costs in connection with the expert process save that the fees and expenses of the Firm shall be borne equally between them;

(e)	WBD shall procure that the Firm shall be given reasonable access to the relevant books and records of the Company for the purposes of making its determination.

7.14         If the Firm determines that there has been a Trading Price Decrease resulting from a Trading Price Decrease Resolution, the amount of such decrease as determined by it (subject to a maximum of the amount of the Trading Price Decrease or Interim Trading Price Decrease set out in the Trading Price Decrease Notice) shall be retained in the Escrow Cash Account pending agreement by the parties or a determination pursuant to clause 24 in respect of the existence and amount of the Trading Price Decrease and the parties shall give to the Escrow Agent such instructions as are necessary (in the case of WBD by procuring that the Purchaser gives such instructions) to retain the amount so determined by the Firm in the Escrow Cash Account and to return to WBD any amount retained in such account pursuant to clause 7.10 in excess of the amount of the Trading Price Decrease as determined by the Firm until:

(a)	the parties have agreed the amount of the Trading Price Decrease resulting from a Trading Price Decrease Resolution; or

(b)	such amount is determined pursuant to clause 24,

and when such amount is so agreed or determined the parties shall provide the Escrow Agent with such instructions as are necessary to pay such amount to the Seller and to pay any amount in excess of such amount retained in the Escrow Cash Account pursuant to this clause 7.14 to WBD.

7.15           Clause 7.8 to 7.14 shall apply for the purposes of determining the amount if any to be retained in the Escrow Cash Account in relation to any alleged Trading Price Decrease and are without prejudice to the obligations of WBD to pay the full amount of any Trading Price Decrease as provided for in clause 7.5 or the obligations of the parties to determine the Trading Price Decrease as provided for in clause 7.6 and 7.7.

Right to acquire securities

7.16           If after the date of this Agreement, the holder of the Ordinary Shares or ADRs has a right to acquire securities to be issued by the Company, the Seller may pay to the Escrow Agent an amount (the New Seller Securities Purchase Price) equal to the amount required to acquire all or some of such securities (the New Seller Securities) and:

(a)	WBD shall simultaneously place an amount (the Escrow New Securities Amount) equal to New Seller Securities Purchase Price into the Escrow Cash Account;

(b)	the parties shall procure that the Escrow Agent shall acquire the New Seller Securities (which shall then be deemed to be Ordinary Shares or ADRs for the purposes of this Agreement) ; and

(c)
at Closing, WBD shall procure that the Purchaser shall acquire the New Seller Securities in exchange for an amount equal to the New Seller Securities Purchase Price which shall be satisfied by the release of the Escrow New Securities Amount to the Seller.

Negative covenants

7.17           WBD shall procure that no member of the WBD Group shall take any action which would delay or prevent:

(a)	the closing of the Unimilk Transaction;

(b)	the completion of the sale of the Securities under this Agreement.

7.18           The Seller shall procure that no member of the Seller Group shall take any action before Closing or the termination of this Agreement which would delay or prevent:

(a)	FAS Consent and AMC Consent being given to the Unimilk Transaction;

(b)	the completion of the sale of the Securities under this Agreement.

8. No Rights of Rescission or Termination

8.1           Save as set out in clauses 8.2 and 8.3, no party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Closing).  This shall not exclude any liability or other remedy for (or remedy in respect of) fraudulent misrepresentation.

8.2           If the Unconditional Date has not occurred by the Long Stop Date either (a) the Seller or (b) WBD may terminate this Agreement (other than the Surviving Provisions) by notice to WBD or the Seller respectively.

8.3           If:

(a)	the Seller fails to transfer the ADRs and the Ordinary Shares into the Escrow ADR Account and the Escrow Share Account respectively by 31 August 2010; or

(b)	WBD fails to procure that the Purchaser transfers an amount equal to the Price into the Escrow Cash Account by 31 August 2010,

WBD in the case of (a) or the Seller in the case of (b) may terminate this Agreement by notice to the other party prior to the date on which such other party has (i) transferred the ADRs and the Ordinary Shares into the Escrow ADR Account and the Escrow Share Account in the case of the Seller; and (ii) procured the transfer of the Price into the Escrow Cash Account in the case of WBD.

8.4           In the event of termination of this Agreement pursuant to clause 8.2 and 8.3, no party (nor any of its Affiliates) shall have any claim under this Agreement of any nature against any other party (or any of its Affiliates) under this Agreement except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.

9. Payments

9.1           Any payment to be made pursuant to this Agreement by the Purchaser to the Seller shall be made to the Seller’s Bank Account (save that where a payment is to be made pursuant to the Escrow Agreement it shall be made as set out in that agreement).

9.2           Any payment to be made pursuant to this Agreement by the Seller shall be made to WBD’s Bank Account.

9.3           Payment under clause 9.1 and 9.2 shall be in immediately available funds by electronic transfer on the due date for payment.  Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

9.4           If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis, on the basis of the actual number of days elapsed and a 365-day year.

10. Announcements

10.1           The parties shall have a right to make an announcement or announcements in connection with this Agreement in the form set out in Schedule 3 (or using part thereof) and the initial announcement in such form by each party shall be made on the day following the date of this Agreement.

10.2           Save as set out in clause 10.1, no party (nor any of their respective Affiliates) shall make any announcement or issue any circular in connection with the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the others.

10.3           The restriction in clause 10.2 shall not apply to the extent that the announcement or circular is required by law, by any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law.  If this exception applies, the party making the announcement or issuing the circular shall so far as permitted by law consult with the other party in advance as to its form, content and timing.

11. Confidentiality

11.1           For the purposes of this clause 11:

(a)
Confidential Information means information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents and includes written information and information transferred or obtained orally, visually, electronically or by any other means; and

(b)
Representatives means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its respective Affiliates.

11.2           Each of the Seller and WBD shall (and shall ensure that each of its Representatives shall) maintain the Confidential Information in confidence and not disclose any Confidential Information to any person except (i) as this clause 11 permits or (ii) as the other party approves in writing.

11.3           Clause 11.2 shall not prevent disclosure by a party or its Representatives to the extent it can demonstrate that:

(a)
disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) having applicable jurisdiction (provided that, so far as permitted by such law or body, the disclosing party shall first inform the other party of its intention to disclose such information and take into account the reasonable comments of the other party);

(b)	disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives);

(c)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document).

11.4           The Seller and WBD each undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information.

12. Assignment

Unless the Seller and WBD specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.  Any purported assignment, transfer, charge, dealing, grant, declaration, creation or disposal of any right or interest in contravention of this clause 12 shall be void.

13. Further Assurances

13.1           The Seller and WBD shall execute (or procure the execution of (in the case of WBD including procuring the execution by the Purchaser of)) such further documents as may be required by law or be necessary to implement and give effect to this Agreement.

13.2           The Seller and WBD shall procure that its Affiliates comply with any obligations under this Agreement which are expressed to apply to any such Affiliates.

14. Costs

14.1           Subject to clause 14.2 and except as otherwise provided in this Agreement (or any other Transaction Document), the Seller and WBD shall each be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transaction.

14.2           WBD shall bear all stamp duty, notarisation fees or other documentary transfer or transaction duties, and all stamp duty reserve tax, stamp duty land tax and any other transfer taxes, including in each case any related interest or penalties, arising as a result of this Agreement or of any of the other Transaction Documents.

14.3           The fees payable under the Escrow Agreement and any transfer fees payable to a custodian, depositary or registrar and relating to the transfer of the Securities pursuant to this Agreement shall be borne by the Seller and WBD in equal parts.

15. Notices

15.1           Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax or courier using an internationally recognised courier company.  A notice shall be effective upon receipt and shall be deemed to have been received:

(a)	at the time of delivery, if delivered by hand, or courier; or

(b)	at the time of transmission if delivered by fax,

provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

15.2           The addresses and fax numbers of the parties for the purpose of clause 15.1 are:

Seller	Address:	Fax:
For the attention of:	17 boulevard Haussmann, 75009 Paris, France	+33 1 44 35 23 67
Head of Back Office, Bernadette Vandepaer
With a copy to:	17 boulevard Haussmann, 75009 Paris, France	+33 1 44 35 21 59
The General Counsel
WBD	Address:	Fax:
For the attention of:	109028 Russia, Moscow, Solianka st. 13, bld.2	+7 495 733 9727
Tony D. Maher (WBD Foods OJSC CEO)
Dmitry Ivanov (WBD Foods OJSC CFO)
Roman Bolotovsky (WBD Foods OJSC CLO)

16. Conflict with other Agreements

If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement and as between any members of the Seller Group and any members of the WBD Group) unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect and (ii) the Seller and WBD are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

17. Whole Agreement

This Agreement together with the other Transaction Documents sets out the whole agreement between each of the parties in respect of the Proposed Transaction and supersedes any prior agreement (whether oral or written) relating to the Proposed Transaction.  It is agreed that:

(a)
no party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any other party (or any of its Connected Persons) in relation to the Proposed Transactions which is not expressly set out in this Agreement or any other Transaction Document;

(b)
any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)	no party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort to any other party (or its respective Connected Persons) in relation to the Proposed Transaction provided that this clause 17 shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.  Each party agrees to the terms of this clause 17 on its own behalf and as agent for each of its Connected Persons.  For the purpose of this clause 17, Connected Persons means (in relation to a party) its Affiliates and the officers, employees, agents and advisers of that party or any of its Affiliates.

18. Waivers, Rights and Remedies

18.1           Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time.  No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

18.2           The Seller shall not be liable for any claim for a breach of this Agreement unless the Seller receives from WBD a written notice of such claim within three (3) years of the Closing Date.

18.3           The aggregate amount of the liability of the Seller for:

(a)
all claims under this Agreement, including all claims relating to the Seller’s title to the Ordinary Shares and ADRs (other than any claims relating to such title which result from matters occurring prior to the date on which the Seller acquired such Securities but including any title claims which relate to the Seller’s acquisition of such Securities), shall not exceed an amount equal to the Price (less any amounts claimed under clause 18.3(b));

(b)
all claims under this Agreement relating to the Seller’s title to the Ordinary Shares and ADRs which result from matters occurring prior to the date on which the Seller acquired such Securities (but excluding any title claims which relate to the Seller’s acquisition of such Securities which are subject to the limitation in clause 18.3(a)) shall be 20% of the Price (less any amounts claimed under clause 18.3(a)).

19. Counterparts

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts.  Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

20. Variations

No amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.

21. Invalidity

Each of the provisions of this Agreement is severable.  If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

22. No Third Party Enforcement Rights

A person who is not a party to this Agreement shall have no right under any statutory provision to enforce any of its terms.

23. No Set Off

23.1           Unless otherwise expressly stated in this Agreement, any sum payable by a party (the Payor) to the other party (the Payee) pursuant to this Agreement (including pursuant to any claim) shall be made in full without any extrajudicial set-off or counterclaim howsoever arising and shall be made free and clear of and without deduction or withholding of any kind (including any deduction for or on account of any Taxation), except for deduction or withholding for or on account of any Taxation required by applicable law.

23.2           If the Payor is required by applicable law to make any deduction or withholding for or on account of Taxation in relation to any sum payable pursuant to this Agreement, such sum shall be increased to the extent necessary to ensure that after making such deduction or withholding the Payee receives a sum equal to the amount it would have received had such deduction or withholding not been necessary.

24. Governing Law and Jurisdiction

24.1           This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.

Normal arbitration

24.2           In respect of any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (a Dispute), such Dispute may be referred by the Seller or WBD to and finally resolved by arbitration under the LCIA Rules (the Rules), which Rules are deemed to be incorporated by reference into this clause 24.2.

24.3           There shall be three arbitrators.  Each party shall each nominate one arbitrator.  The third arbitrator, who shall act as Chairman of the arbitral tribunal, shall be appointed by the LCIA in accordance with the Rules.

24.4           The seat, or legal place, of arbitration shall be London, England.

24.5           The language to be used in the arbitral proceedings shall be English.

24.6           The arbitral award may include reasonable legal fees, expert fees and out-of-pocket expenses of the prevailing party.

Fast track

24.7           Where a Dispute arises which has not already been referred to the LCIA under clause 24.2 either party may serve formal written notice on the other party stating that a “Fast-Track Dispute” has arisen (a Notice of Fast-Track Dispute).

24.8           If a Notice of Fast-Track Dispute is served as provided for in clause 24.7, the Fast-Track Dispute shall be immediately referred in writing by the person serving such notice to arbitration in accordance with the provisions of clauses 24.9 to 24.10 and the provisions of such clauses shall override the provisions of any other sub-clause in this clause 24 to the extent there is any conflict or inconsistency between them.  Where there is no conflict, such other provisions of clause 24 shall apply.

24.9           The Fast-Track Dispute shall be finally resolved by a sole arbitrator under the Rules.  The parties shall jointly nominate the sole arbitrator, provided, however, that in the event the parties do not agree to the nomination of the sole arbitrator within 14 days of the date of the Notice of Fast Track Dispute, the sole arbitrator shall be appointed in accordance with Article 9 of the Rules.  For purposes of Article 9, the Parties consent to the expedited formation of the Arbitral Tribunal, including the abridgment of deadlines provided in Article 9.3.

24.10           In the Fast-Track Arbitration, the written stage of the proceedings shall be organised in accordance with Article 15.2 to 15.8 of the Rules.

24.11           Subject to clause 24.13, the parties expressly waive their rights of recourse to the courts of England and Wales or any other court of competent jurisdiction, including their rights under sections 45 and 69 of the Arbitration Act 1996, to determine any points of law arising in the course of, or out of an award made in, any proceedings conducted under this Agreement.

24.12           In order to facilitate the comprehensive resolution of related disputes, all claims between any of the parties that arise out of or in connection with this Agreement or any other Transaction Document may be brought in a single arbitration.

24.13           Nothing in this Agreement shall prevent a party from seeking provisional measures from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.  Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a court or otherwise, the arbitral tribunal shall have full authority to grant provisional remedies and to award damages for the failure of a party to respect a court’s or the tribunal’s orders to that effect.

Notice of process

24.14           Any notification, communication or service of any legal process or other communication under this clause 24 shall be effected in the manner specified in clause 15.

Process agent

24.15           Within five (5) Business Days of the date of this Agreement each of the parties shall irrevocably designate, appoint and empower a process agent (and shall notify the other party of the address and fax number of such process agent) with respect to any action or proceeding to receive, on their behalf and in respect of their property, service of any and all legal papers, summonses, notices and documents which may be served in any action or proceeding, including arbitration proceedings under this clause 24 and court proceedings in support of arbitration proceedings under this clause 24.

24.16           Each party agrees to maintain the appointment of its process agent (and any replacement process agent appointed pursuant to clause 24.17) and it shall not withdraw the appointment of any such process agent until its replacement shall have been validly appointed and the name and address of the replacement process agent notified to the other party.

24.17           If a party’s process agent at any time ceases for any reason to act as such, his appointor shall appoint a replacement process agent with an address for service in England or Wales, and shall notify the other party of the name and address of the replacement process agent.  If a party fails to appoint a replacement process agent or notify the other party of the name and address of a replacement process agent as required by this clause 24, the other party shall be entitled by notice to the defaulting party to appoint such a replacement process agent to act on the defaulting party’s behalf.  The defaulting party shall bear all the costs and expenses of the replacement process agent appointed by the other party in these circumstances.

24.18           Each party may, by notice of at least five (5) Business Days to the other party, change the address of its process agent to another address in England and Wales.

SCHEDULE 1

SELLER WARRANTIES

1.           The Seller will on the date of this Agreement have obtained all corporate authorisations required to empower it to enter into and perform its obligations under this Agreement and/or any Transaction Document to which the Seller is a party.

2.           The person signing this Agreement on behalf of the Seller is duly authorised to do so.

3.           This Agreement and/or any Transaction Document to which the Seller is a party which is to be entered into by the Seller will, when executed, constitute valid, binding and legal obligations of the Seller.

4.           Entry into and performance by the Seller of this Agreement and/or any Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents; or (ii) result in a breach of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) the breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement.

5.           The Seller is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the date of this Agreement.

6.           The Seller is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.  There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Seller.

7.           The Seller is the sole beneficial owner of the Securities and has the right to transfer legal and beneficial title to the Securities to the Purchaser at Closing according to this Agreement, in each case free from any Encumbrances or any commitment by the Seller to create any Encumbrance.

SCHEDULE 2

WBD WARRANTIES

1.           WBD has and the Purchaser will within seven (7) days of the date of this Agreement have obtained all corporate authorisations and each of the Purchaser and WBD has obtained all other governmental, statutory, regulatory or other consents, licences or authorisations required to empower it to enter into and perform its obligations under this Agreement and/or any Transaction Document to which it is a party.  No FAS Consent or Strategic Consent (or interested party approval under Russian law) is required for the sale and purchase of the Securities pursuant to this Agreement or any Transaction Document.

2.           The person signing this Agreement on behalf of WBD is duly authorised to do so.

3.           This Agreement and/or any Transaction Document to which WBD or the Purchaser is a party will, when executed, constitute valid, binding and legal obligations of such person.

4.           Entry into and performance by (i) WBD of this Agreement and (ii) WBD and the Purchaser of any Transaction Document to which it is a party will not (aa) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents; or (bb) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) the breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement.

5.           Each of WBD and the Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the date of this Agreement.  The Purchaser is a wholly owned subsidiary of WBD.

6.           Neither WBD nor the Purchaser is insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.  There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning WBD or the Purchaser.

7.           Entry into and performance by (i) WBD of this Agreement and (ii) WBD and the Purchaser of any Transaction Document to which it is a party will not violate applicable securities laws.  WBD is not entering into this Agreement to create actual or apparent trading activity in its securities or to raise, depress or otherwise manipulate the price of its securities.

8.           The transfer of the Securities to the Purchaser will not constitute or lead to a breach of any applicable laws by WBD, the Purchaser or any of either of their Affiliates.

9.           WBD or its parent company has available cash to ensure that WBD can procure that the Purchaser can on or before 31 August 2010 pay the Price into the Escrow Cash Account.

SCHEDULE 3

FORM OF ANNOUNCEMENT

Part A – Form of WBD announcement

WIMM-BILL-DANN FOODS ANNOUNCES AGREEMENT TO
ACQUIRE DANONE’S SHAREHOLDING

[DRAFT – NOT FOR DISTRIBUTION]

Moscow, Russia – August 12, 2010 – Wimm-Bill-Dann Foods OJSC [NYSE:  WBD] today announced that the Company has reached an agreement to purchase Danone’s 18.4% shareholding in Wimm-Bill-Dann Foods OJSC for the total consideration of US$470 million.  The stake includes both local shares and ADRs.  The transaction will be funded from existing resources and will not require additional financing.

The sale of the shares by Danone is conditional upon the appropriate governmental approvals of the merger of Danone’s Fresh Dairy Product businesses in the CIS region and Unimilk.

Commenting on the announcement, Tony Maher, CEO of Wimm-Bill-Dann Foods, said:  “We are very pleased to announce the acquisition of Danone’s stake in our company.  This agreement represents the amicable conclusion of Danone’s investment in our company, an investment Danone has held since our IPO in February 2002.  This announcement and the outright purchase of our own shares reflect our confidence in the fundamentals of the business and our strategy for the future.”

For further enquiries contact:

Marina Kagan
Wimm-Bill-Dann Foods OJSC
Solyanka, 13, Moscow 109028 Russia
Tel:  +7 495 925 5805
Fax:  +7 495 925 5800
e-mail:  kagan@wbd.ru

Some of the information contained in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of Wimm-Bill-Dann Foods OJSC, as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  We wish to caution you that these statements are only predictions and that actual events or results may differ materially.  We do not intend to update these statements to conform them to actual results.  We refer you to the documents Wimm-Bill-Dann Foods OJSC files from time to time with the U.S. Securities and Exchange Commission, specifically, the Company’s most recent Form 20-F.  These documents contain and identify important factors, including those contained in the section captioned “Risk Factors” in our Form 20-F, that could cause the actual results to differ materially from those contained in our projections or forward-looking statements, including, among others, potential fluctuations in quarterly results, and risks associated with our competitive environment, acquisition strategy, ability to develop new products or maintain market share, brand and company image, operating in Russia, volatility of stock price, financial risk management, and future growth.

NOTES TO EDITORS

Wimm-Bill-Dann Foods OJSC was founded in 1992 and is the largest manufacturer of dairy products and a leading producer of juices and beverages in Russia and the CIS.  The company produces dairy products (main brands include:  Domik v Derevne, Neo, 2Bio, 33 Korovy, Chudo and more), juices (J7, Lubimy Sad, 100% Gold), Essentuki mineral water and Agusha baby food.  The company has 37 manufacturing facilities in Russia, Ukraine, Kyrgyzstan, Uzbekistan and Georgia with over 18,000 employees.  In 2005, Wimm-Bill-Dann became the first Russian dairy producer to receive approval from the European Commission to export its products into the European Union.

In 2009, Standard & Poor’s Governance Services confirmed WBD’s governance, accountability, management, metrics, and analysis (GAMMA) score “GAMMA- 7+”.  The score reflects the effective work of the Board of Directors and, in particular, the real influence of independent directors in the decision-making process and the adherence of the controlling shareholders to the highest standards of corporate governance.

Part B – form of Seller announcement

Paris, le 12 août 2010

Danone a conclu un accord avec Wimm Bill Dann pour la vente de sa participation de 18,4% dans la société russe

Danone a conclu un accord avec Wimm Bill Dann Foods (« WBD ») au terme duquel ce dernier va acquerir pour un montant de 470 millions de dollars l’ensemble des actions ordinaires et « American Depositary Receipts » (ADR) détenues par Danone et représentant 18,4% du capital de Wimm Bill Dann.

Cet accord fait suite à l’annonce récente de la joint-venture entre Danone et Unimilk dans la zone CEI.

La vente prendra effet, et sera réalisée, dès que Danone aura reçu les approbations réglementaires requises pour la fusion de ses activités Produits Laitiers Frais dans les pays de la zone CEI avec celles d’Unimilk.

A propos de Danone
Danone est l’une des entreprises les plus dynamiques du secteur alimentaire.  Sa mission est d’apporter la santé par l’alimentation au plus grand nombre.  Les produits de Danone sont présents sur les 5 continents dans plus de 120 pays.  En 2009, Danone qui compte 160 sites de production et environ 80 000 collaborateurs, a enregistré un chiffre d’affaires de 15 milliards d’euros.  Danone bénéficie de positions de leader de l’alimentation santé autour de quatre métiers :  les produits laitiers frais (n°1 mondial) et les eaux (n°2 sur le marché de l’eau conditionnée), l’alimentation infantile (n°2 mondial) et la nutrition médicale.  Coté sur Euronext Paris, Danone est également classé dans les principaux indices de responsabilité sociale :  Dow Jones Sustainability Index Stoxx et World, ASPI Eurozone et Ethibel Sustainability index.

Paris, August 12th 2010

Danone has reached agreement with Wimm Bill Dann
to sell back its 18.4% stake in the Russian company

Danone has reached agreement with Wimm Bill Dann Foods (“WBD”) whereby WBD will acquire all ordinary shares and ADRs held by Danone, representing an 18.4% stake in WBD, for a total consideration of USD 470 million.

The agreement follows the recent announcement of the joint-venture between Danone and Unimilk in the CIS region.

The sale will become effective, and close, upon Danone having received the necessary regulatory approvals for the merger of its CIS operations with Unimilk.

About Danone
Danone is a Fortune 500 company and one of the most successful healthy food companies in the world.  Its mission is to bring health through food to as many people as possible.  Fulfilling this mission is a major contributor to Danone’s continuous strong growth.  Danone, with 160 plants and around 80,000 employees, has a presence in all five continents and over 120 countries.  In 2009, Danone recorded € 15 billion in sales.  Danone enjoys leading positions on healthy food in four businesses:  fresh dairy products (n°1 worldwide), water (n° 2 on the packaged water market), baby nutrition (n°2 worldwide) and medical nutrition.  Listed on Euronext Paris, Danone is also ranked among the main indices of social responsibility:  Dow Jones Sustainability Index Stoxx and World, ASPI Eurozone and Ethibel Sustainability index.

SCHEDULE 4

DEFINITIONS AND INTERPRETATION

1.           Definitions.  in this Agreement, the following words and expressions shall have the following meanings:

ADRs means 17,421,200 American Depositary Receipts (ISIN:  US97263M1099) issued by the US Depositary in respect of 4,355,300 ordinary registered shares of the Company, each with a par value of 20 Roubles;

Affiliate means, in relation to any party, any subsidiary or parent company of that party and any subsidiary of any such parent company, in each case from time to time;

Agreed Form means, in relation to a document, the form of that document as initialled on the date of this Agreement for the purpose of identification by or on behalf of the Seller and WBD (in each case with such amendments as may be agreed in writing by or on behalf of the Seller and WBD);

AMC Consent means the merger consent and the consent for a concerted action given by the Antimonopoly Committee of Ukraine or any successor of such body in accordance with the Law of Ukraine ‘On Protection of Economic Competition’ dated No. 2210-111, as amended;

Business Day means a day other than a Saturday or Sunday or public holiday in France, the United States, Cyprus, the UK or Russia on which banks are open in Paris, New York, Cyprus, London and Moscow for general commercial business;

CIS means Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia and Ukraine;

Company means Open Joint Stock Company Wimm-Bill-Dann Foods, an open joint stock company incorporated in the Russian Federation, main state registration number (OGRN) 1037700236738, with its registered address at Yauzskiy bulvar 16/15, room 306, Moscow, 109028, Russian Federation;

Closing means completion of the sale and purchase of the Securities in accordance with the provisions of this Agreement;

Closing Date has the meaning given in clause 4.1;

Conditions means the conditions to Closing set out in clause 3.1 and Condition means either of them;

Confidential Information has the meaning given in clause 11.1;

Default Interest means the percentage rate which is the aggregate of LIBOR and 5.0% per annum.  LIBOR means the British Bankers’ Association Interest Settlement Rate for US dollars and for the period of 6 months displayed on the appropriate page of the Reuters screen as at or about noon on the day when the respective amount becomes payable under this Agreement.  If at or about noon on that day the Reuters screen is unavailable, LIBOR shall be determined by reference to quotations from The Royal Bank of Scotland plc, HSBC Bank plc, Barclays Bank plc and Lloyds TSB Bank plc.;

Dispute has the meaning given in clause 24.2;

Encumbrance means any mortgage, charge, equitable interest, option, pledge, lien, assignment, hypothecation, right of first refusal, right of pre-emption, security interest, title retention or any other security arrangement or other encumbrance or right exercisable by a third party having a similar effect, whether arising by operation of law or contract, save for any such matter arising under the charter of the Company;

Escrow Agent means J.P. Morgan Chase Bank, N.A., London Branch;

Escrow Agreement means the Escrow Agreement entered between the Escrow Agent, the Purchaser and the Seller in relation to inter alia the Price, the Ordinary Shares and the ADRs;

Escrow ADR Account shall have the meaning given to it in the Escrow Agreement;

Escrow Cash Account shall have the meaning given to it in the Escrow Agreement;

Escrow New Securities Amount has the meaning given to it in clause 7;

Escrow Share Account shall have the meaning given to it in the Escrow Agreement;

FAS Consent means the consent given by the Federal Antimonopoly Service of the Russian Federation or any successor to such body in accordance with Federal Law dated 26 July 2006 No. 135-FZ On competition protection;

Governmental Entity means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority, including the European Union;

Governmental Approval means any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity;

Long Stop Date means 31 December 2010;

New Seller Securities Purchase Price has the meaning given to it in clause 7;

New Seller Securities has the meaning given to it in clause 7;

Notice of Fast Track Dispute has the meaning given to it in clause 24;

Ordinary Shares means 3,725,000 ordinary registered shares of the Company (state registration number of the issue of the shares 1-01-06005-A), each with a par value of 20 Roubles;

parent company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members, in each case whether directly or indirectly through one or more companies;

Payee has the meaning given to it in clause 23;

Payor has the meaning given to it in clause 23;

Proposed Transaction means the transactions contemplated by this Agreement and the Transaction Documents;

Purchaser means Dicastor Holdings Limited a company incorporated in Cyprus with registered number 270485 and its address at Avlonos, 1 Maria House, 5th Floor PC 1075 Nicosia, Cyprus;

Representatives has the meaning given in clause 11.1;

Rules has the meaning given in clause 24.2;

Russian Depositary means the person specified as such in the Escrow Agreement;

Securities means the Ordinary Shares and ADRs;

Seller Group means the Seller and its Affiliates from time to time;

Seller’s Parent means DANONE SA, a public limited company (société anonyme) incorporated under the laws of France, whose registered office is at 17 boulevard Haussmann, 75009 Paris, France, registered with the Paris Commercial and Companies Register under number 552 032 534

Seller Warranties means the warranties set out in Schedule 1;

Seller’s Bank Account means the Seller’s bank account the details of which will be notified by the Seller to WBD not later than 5 days prior to the date on which any payment is required to be made into such account (and/or such other account(s) as the Seller may thereafter notify in writing to WBD);

Strategic Consent means the consent given by Government Commission for Control of Foreign Investments in the Russian Federation in accordance with Federal law No. 57-FZ dated 29 April 2008 On the procedure for making foreign investments in companies which are of strategic importance for ensuring the country’s defence and state security;

subsidiary and subsidiaries means any company in relation to which another company is its parent company;

Surviving Provisions means clauses 7.5 to 7.15, 10 (Announcements), 11 (Confidentiality), 12 (Assignment), 14 (Costs), 15 (Notices), 16 (Conflict with other Agreements), 17 (Whole Agreement), 18 (Waivers, Rights and Remedies), 20 (Variations), 21 (Invalidity), 22 (No Third Party Enforcement Rights), 24 (Governing Law and Jurisdiction) and Schedule 4 (Definitions and Interpretation);

Taxation means any form of taxation, duties, imposts, charges, contributions, withholdings, tariffs or levies, whether of the Russian Federation or elsewhere, including profits tax (or amounts equivalent to or in respect of profits tax required to be deducted or withheld from or accounted for in respect of any payment), and any other payment to the budgetary and extra budgetary funds of the Russian Federation, and any interest, fine, surcharge or penalty related thereto;

Trading Price Decrease has the meaning given in clause 7;

Trading Days means days on which the NYSE and RTS are both open for normal trading operations;

Transaction Documents means this Agreement, the Escrow Agreement and any other documents in Agreed Form;

Unconditional Date has the meaning given in clause 3.4;

Unimilk Transaction means the contribution by the relevant members of the Seller Group of the fresh dairy product business carried on by the Seller Group in the CIS to Dairy JV (CIS) Holdings (Cyprus) Limited and other transactions, as a result of which the Seller Group will hold not less than 50% plus one share of the issued and allotted share capital of that company and a third party, Unimilk Holdings (Cyprus) Limited, will hold the remaining issued and allotted share capital of that company;

US Depositary means J.P. Morgan, Chase Bank, National Association acting through its London Branch with its address at 60 Victoria Embankment, London EC4Y 0JP;

WBD’s Bank Account means WBD’s bank account the details of which will be notified by the WBD to the Seller not later than 5 days prior to the date on which any payment is required to be made into such account;

WBD Group means WBD and any of its Affiliates from time to time;

WBD Warranties means the warranties set out in Schedule 2;

Working Hours means 9:30am to 5:30pm in the relevant location on a Business Day.

2.             Interpretation.  In this agreement, unless the context otherwise requires:

(a)
references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)
references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)	references to dollars or united states dollars or $ or to Roubles or RUR are references to the lawful currency from time to time of the United States and the Russian Federation respectively;

(e)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3.            Enactments.  Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re enacted as described in (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Seller, the Seller or WBD (or any person on whose behalf it is acting as agent pursuant to this Agreement) under this Agreement.

4.            Schedules.  The Schedules comprise schedules to this Agreement and form part of this Agreement.

5.            Inconsistencies.  Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or schedule shall prevail.

SIGNATURE

This Agreement is signed by duly authorised representatives of the parties:

SIGNED by	)	SIGNATURE:	/s/ Alison Hughes
Alison Hughes	)
for and on behalf of	)
Compagnie Gervais Danone SA	)

SIGNED by	)	SIGNATURE:	/s/ Dmitry Ivanov
Dmitry Ivanov	)
for and on behalf of	)
Limited Liability Company	)
“Wimm-Bill-Dann Finance”	)